Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated April 1, 2015 (May 8, 2015 as to the subsequent events described in Note 16) relating to the consolidated financial statements and financial statement schedule of Jupai Holdings Limited (formerly named as Jupai Investment Group), its subsidiaries and variable interest entity, appearing in the Prospectus included in Registration Statement No. 333-204950 on Form F-1 of Jupai Holdings Limited dated July 15, 2015.

/s/ Deloitte Touche Tohmatsu Certified Public Accountants LLP

Shanghai, China

August 25, 2015